As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FANHUA INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

60/F, Pearl River Tower

No.15 West Zhujiang Road

Tianhe District, Guangzhou 510623

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Fanhua Inc. Share Incentive Plan

(Full title of the plan)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: (800) 221-0102

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Yinan Hu Chief Executive Officer Fanhua Inc. 60/F, Pearl River Tower No.15 West Zhujiang Road Tianhe District Guangzhou, Guangdong 510623 People’s Republic of China +86 20 8388-6888	Steve Lin, Esq. Kirkland & Ellis International LLP 58th Floor, China World Tower A No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10 5737-9315

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the share incentive plan covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 filed with the Commission on April 25, 2023 (the “Form 20-F”), as amended by Amendment No. 1 to the Form 20-F filed with the Commission on May 22, 2023 (File No. 001-33768);

(b)	The Registrant’s reports on Form 6-K furnished to the Commission on February 7, 2023, February 8, 2023, March 14, 2023, May 30, 2023, July 3, 2023, August 29, 2023, September 1, 2023 October 25, 2023, October 26, 2023, November 20, 2023, December 22, 2023, December 27, 2023, February 2, 2024, and February 20, 2024; and

(c)	The description of the Registrant’s securities contained in our registration statement on Form 8-A (File No. 001-33768), filed with the SEC on October 25, 2007 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide, to the fullest extent permitted by law, every director and officer of the Company for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. The Registrant’s amended and restated memorandum and articles of association also provide that no such director or officer of the Company shall be liable to the Company for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-146605) filed with the Commission on October 10, 2007, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits attached hereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Guangzhou, Guangdong Province, China, on March 12, 2024.

Fanhua Inc.

By:	/s/ Yinan Hu
Name:	Yinan Hu
Title:	Vice-Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby authorizes and appoints Mr. Yinan Hu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peh Chin Hua	Chairman of the Board of Directors	March 12, 2024
Peh Chin Hua

/s/ Yinan Hu	Vice-Chairman of the Board of	March 12, 2024
Yinan Hu	Directors and Chief Executive Officer
(principal executive officer)

/s/ Peng Ge	Director and Chief Financial Officer	March 12, 2024
Peng Ge	(principal financial officer)

/s/ Bin Chuang Lin	Director	March 12, 2024
Bin Chuang Lin

/s/ Yunxiang Tang	Independent Director	March 12, 2024
Yunxiang Tang

/s/ Allen Warren Lueth	Independent Director	March 12, 2024
Allen Warren Lueth

/s/ Mengbo Yin	Independent Director	March 12, 2024
Mengbo Yin

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of Fanhua Inc., has signed this registration statement or amendment thereto in New York, New York on March 12, 2024.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-146605))
4.2	Amendments to the Articles of Association adopted by the shareholders of the Registrant on December 18, 2008 (incorporated by reference to Exhibit 99.2 to the report of the Registrant on Form 6-K furnished to the Commission on December 22, 2008)
4.3	Amendments to the Articles of Association adopted by the shareholders of the Registrant on December 06, 2016 (incorporated by reference to Exhibit 1.3 to the annual report of the Registrant on Form 20-F furnished to the Commission on April 19, 2017)
4.4	Form of Deposit Agreement among the Registrant, the depositary, and owners and beneficial owners of American Depositary Receipts (incorporated by reference to Exhibit 99.1 to the registration statement of the Registrant on Form F-6 (File No. 333-146765))
4.5	Amendments to the Form of Deposit Agreement among the Registrant, the depositary, and owners and beneficial owners of American Depositary Receipts effective November 28, 2017 (incorporated by reference to Exhibit 99.A to the registration statement of the Registrant on Form F-6, as amended (File No. 333-146765)
4.6	Amendments to the Form of Deposit Agreement among the Registrant, the depositary, and owners and beneficial owners of American Depositary Receipts effective November 16, 2022 (incorporated by reference to Exhibit 99.A to the registration statement of the Registrant on Form F-6, as amended (File No. 333-146765)
5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered
23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
99.1*	2023 Share Incentive Plan
107*	Filing Fee Table

*	Filed herewith.